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Alkermes                                News Release

For Immediate Release

ALKERMES AND ALZA ANNOUNCE AGREEMENT FOR TWO ORAL DRUG DELIVERY TECHNOLOGIES

CAMBRIDGE, MA and PALO ALTO, CA, April 15, 1998 -- Alkermes, Inc. (Nasdaq: ALKS) and ALZA Corporation (NYSE:AZA) today announced that they have agreed to enter into an exclusive license agreement for two of ALZA's oral drug delivery technologies: RingCap(TM) and Dose Sipping Technology.

Under this arrangement, Alkermes will gain worldwide rights to the two technologies and will be responsible for the continued research and development of products incorporating them. ALZA will receive upfront payments from Alkermes and a portion of Alkermes' revenues from the development and commercialization of products incorporating the technologies. ALZA will also have the option to acquire exclusive worldwide commercialization rights to certain potential products in therapeutic areas where ALZA has a marketing interest.

"These two technologies provide Alkermes with an excellent entry into the oral drug delivery business," said Richard F. Pops, chief executive officer of Alkermes. "Our goal is to continue the high quality work initiated by ALZA and demonstrate the value of the technologies in the marketplace."

"This agreement expands the partnership between ALZA and Alkermes, and allows ALZA to leverage the value of our drug delivery technologies while maintaining access to future pharmaceutical products that may fit with our current commercial strategy," said Dr. Ernest Mario, ALZA's chairman and chief executive officer. "ALZA scientists continue to create more drug delivery innovations than we can possibly commercialize. I believe that this co-operative effort with Alkermes, an emerging drug delivery company in which we hold a significant equity interest, will result in an acceleration of the development of these ALZA technologies."

ALZA's RingCap(TM) systems incorporate several insoluble polymeric rings around a matrix tablet, controlling the erosion of the tablet and modulating the release of drug in the gastrointestinal tract. Unlike currently available matrix tablets, which release decreasing amounts of drug over time, RingCap(TM) systems are designed to deliver the total dose evenly over an extended period.

ALZA's Dose Sipping Technology provides a convenient, simple way to administer medication to patients who have difficulty swallowing conventional tablets or capsules and has the ability to deliver large doses of compounds. Fluids are drawn through a straw-like tube by the patient and simultaneously mixed with the drug compound allowing precise, individual dosing of granulated compounds, including "sprinkle" formulations for children.

In October 1997, Alkermes and ALZA announced an agreement to develop and commercialize Cereport(R) (RMP-7) for facilitating drug delivery to the brain. Previously, in February 1997, ALZA acquired two million shares of Alkermes' common stock.

ALZA Corporation, headquartered in Palo Alto, CA, is an emerging pharmaceutical company with leading drug delivery technologies. The company applies its delivery technologies to develop pharmaceutical products with enhanced therapeutic value for its own portfolio and for many of the world's leading pharmaceutical companies. ALZA's sales and marketing efforts are currently focused in urology and oncology.

Alkermes, Inc. is a leader in the development of products based on sophisticated drug delivery technologies. Alkermes' focus is on two important drug delivery opportunities: controlled, sustained release of injectable drugs lasting several days to several weeks; and the delivery of drugs into the brain past the blood-brain barrier. In addition to its Cambridge, Mass. headquarters, Alkermes operates a manufacturing facility in Ohio and a medical affairs office in Cambridge, England.

To the extent any statements made in this release deal with information that is not historical, these statements are intended to be forward-looking. Under the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995, the statements therefore are subject to the occurrence of many events outside of Alkermes' and ALZA's control and are subject to various risk factors that could cause Alkermes' and ALZA's results to differ materially from those expressed in the forward-looking statement. These risk factors are described in Alkermes' and ALZA's reports on Form 10-K and 10-Q as filed with the SEC and include, without limitation, the inherent risk of technical product development failure, the risk of clinical outcomes, regulatory risks, and risks related to proprietary rights, market acceptance and competition.

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Contact:            Investor Relations:               ALZA Corp.

Richard F. Pops    Burn McClellan              Karen Bergman/Investor Relations
Alkermes, Inc.     Lisa Burns/Investor Relations    Anneke Cole/Media Relations
(617) 494-0171     Justin Jackson/Media Relations    (650) 494-5222
                    (212) 213-0006